Exhibit 99.1

Steel Partners Holdings L.P. Announces Appointment of New Chief Financial Officer

NEW YORK, N.Y.--(BUSINESS WIRE)—May 23, 2016-- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), announced that the Company’s Chief Financial Officer, James F. McCabe, Jr., resigned on May 19, 2016 to pursue other interests. Mr. McCabe has also resigned as Chief Financial Officer of SPLP’s affiliates Handy & Harman Ltd. (NasdaqCM: HNH) (“HNH”) and Steel Excel Inc. (Other OTC: SXCL) (“SXCL”). Douglas B. Woodworth, Vice President and Controller of HNH, has been promoted internally and will replace Mr. McCabe as Chief Financial Officer of SPLP as well as of HNH and SXCL.

“On behalf of all of the Steel Partners portfolio of companies, I wish to thank Jim for his many significant contributions over the past nine years and wish him well in his future endeavors,” said Warren Lichtenstein, Executive Chairman of SPLP. Commenting on Mr. Woodworth’s appointment, Mr. Lichtenstein stated: “Doug joined the SPLP team in 2012. His well-earned promotion is evidence of the Company’s considerable bench strength and a great example of how well the Company’s Steel Grow talent management program is working. Doug has grown and proven to be an accomplished executive with significant financial and accounting expertise and we look forward to his continued leadership in his new role as CFO.”

Mr. Woodworth has over two decades of progressive responsibility in accounting and finance. Prior to joining SPLP, Mr. Woodworth was Vice President and Corporate Controller with SunEdison, Inc. (formerly MEMC Electronic Materials, Inc.), as well as Vice President and Corporate Controller of Globe Specialty Metals, Inc.  Prior to that, Mr. Woodworth held positions of increasing responsibility with Praxair, Inc. Mr. Woodworth began his career with KPMG LLP. Mr. Woodworth holds an MBA from the Kellogg School of Management at Northwestern University, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University, and a Bachelor of Science in Accountancy from Miami (Ohio) University. Mr. Woodworth is a certified public accountant.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.